EMPLOYMENT AGREEMENT


	This Agreement, effective the 22nd day of December, 1995 (the "Effective Date"), by and between IBP, inc., a Delaware corporation (hereinafter referred to as "Employer"), and Craig J. Hart (hereinafter referred to as "Employee").

WITNESSETH:
Employer hereby agrees to employ, or agrees to continue to employ Employee, and
Employee agrees to be employed upon the following terms and conditions.
	1.	Duties.  Employee shall perform the duties of Vice President & Controller or shall serve in such other capacity and with such other duties for Employer as
Employer shall hereafter from time to time prescribe.
	2.	Term of Employment.  The term of employment shall be for a period of five (5) years, commencing on the Effective Date of this Agreement, unless terminated prior thereto in accordance with the provisions of this Agreement.
	3.	Compensation.  For the services to be performed hereunder, Employee
shall be compensated by Employer at the rate of not less than 	Eighty-Five
Thousand Dollars ($85,000.00) per year payable monthly, and in addition may receive awards under Employer's Cash Bonus Plan subject to the discretion of the senior management of Employer.  Such compensation will be subject to review from time to time when salaries of other officers and managers of Employer are reviewed for consideration of increases therein.
	4.	Participation in Benefit Programs.  Employee shall be entitled to participate in any benefit programs generally applicable to officers of Employer adopted by Employer from time to time.
	5.	Limitation on Outside Activities. 	Employee shall devote full
employment energies, interest, abilities and time (except for personal investments) to the performance of obligations hereunder and shall not, without the written consent of the Chief Executive Officer of the Company, render to others any service of any kind or engage in any activity which conflicts or interferes with the performance of duties hereunder.
	6.	Ownership of Employee's Inventions.	All ideas, inventions, and
other developments or improvements conceived by Employee, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of Employer's business operations or that relate to any of the
Employer's work or projects, are the exclusive property of Employer.  Employee agrees to assist Employer, at its expense, to obtain patents on any such patentable ideas, inventions, and other developments, and agrees to execute all documents necessary to obtain such patents in the name of the Employer.
7. Termination.
(a) Voluntary Termination.  Employee may terminate this Agreement at any time by not less than one year's prior written notice to Employer.
Employee shall not be entitled to any compensation from Employer for any period beyond Employee's actual date of termination.
(b) Resignation.   In the event Employee shall resign from employment at
the request of Employer, Employer shall compensate Employee at the rate and in the manner provided in Paragraph 3 above for a period after termination equivalent to the lesser of (i) one year, or (ii) the remainder of the term of this Agreement.  During the time Employee is being compensated in lieu of continued employment, the Employer shall have the right to require the
Employee to perform consulting services from time to time on behalf of the
Employer.  Any out-of-pocket expenses associated with any such assignment shall be, upon proper documentation, reimbursed by Employer to Employee.
In the event Employer compensates Employee in lieu of continued employment, all remuneration or wages earned by Employee during such period, either as an employee, independent contractor or consultant to any person, firm, or corporation other than Employer, shall be a set-off to Employer's duty of compensation to Employee.
(c) Company Termination.   In the event Employer shall conclude, in its
sole discretion, that it is no longer in the interest of the Company to continue the employment of Employee, the Employer may terminate this Agreement, and
Employer shall have no further obligation to pay compensation to Employee after the effective date of termination.
(d) Incapacity. If Employee is materially incapacitated from fully performing his or her duties pursuant to this Agreement by reason of illness or other incapacity or by reason of any statute, law, ordinance, regulation, order, judgement or decree, Employer may terminate this Agreement by 30 days written notice to Employee, but only in the event that such incapacity shall aggregate not less than one hundred twenty (120) days during any one year.
	8.  Confidential Information, Trade Secrets, Limitations on Solicitation and
Non-Compete Clause.
		(a) Employee shall receive, in addition to all regular compensation for services as described in Section 3 of this Employment Agreement, as additional consideration for signing this Employment Agreement and for agreeing to abide and be bound by the terms, provisions and restrictions of this Section 8, the following:
			(i)  an award of such number of shares of Common Stock of
Employer under the terms and conditions of the Employer's new IBP Officer
Long-Term Stock Plan as shall be equal to an aggregate value of $150,000 less amounts due to restrictions on promotional grants (see Employee Award; Letter)
			(ii)  a grant of options to purchase an aggregate of  Three
Thousand Two Hundred (3,200) shares of  Common Stock of Employer under the terms and conditions of the Employer's new IBP 1993 Stock Option Plan and each year on the annual grant date for stock options an Annual Option Grant of options to purchase shares of Common Stock of the Employer which is equal to three times
(3x) the Annual Option Level of the Employee's officer-position band option level, provided that the Employee has been on the payroll, whether as an officer or otherwise, at least six months prior to the annual grant date; and
			(iii) the right to receive Bonus Option Grants, under the terms and conditions of the new IBP 1993 Stock Option Agreement with Bonus Options shall be executed by the Employer and the Employee pursuant to the new IBP 1993 Stock
Option Plan, upon the Employee's exercise of any options granted to the Employee which qualify as Incentive Stock Options (ISOs) under the Internal Revenue Code of 1990, as amended or superseded.
	(b)  Employee recognizes that, as a result of his employment hereunder (and his employment, if any, with Employer for periods prior to the Effective Date), he has had and will continue to have access to confidential information, trade secrets, proprietary information, intellectual property, and other documents, data, and information concerning methods, processes, controls, techniques, formulaes, production, distribution, purchasing, financial analysis, returns and reports which is the property of and integral to the operations and success of Employer, and therefore agrees to be bound by the provisions of this Section 8, which Employee agrees and acknowledges to be reasonable and to be necessary to protect legitimate and important business interests and concerns of Employer.
		(c)  Employee agrees that he will not divulge to any person, nor use to the detriment of Employer or any of its subsidiaries, nor use in any business or process of manufacture competitive with or similar to any business or process of manufacture of Employer or any of its subsidiaries, at any time during the term of this Agreement or thereafter, any of the Employer's trade secrets, without first obtaining the express written permission of Employer.  A trade secret shall include any formula, pattern, device or compilation of information used by Employer in its business.  For purposes of this Section 8, the compilation of information shall include, without limitation, the identity of customers and suppliers and information reflecting their interests, preferences, credit-worthiness, likely receptivity to solicitation for participation in various transactions and related information obtained during the course of his employment with Employer.
		(d)  Employee agrees that at the time of leaving the employ of Employer he will deliver to Employer, and not keep or deliver to anyone else, any and all notebooks, memoranda, documents and, in general, any and all materials relating to Employer's business, or constituting Employer's property.  Employee further agrees that he will not, directly or indirectly, request or advise any customers or suppliers of employer or any of its subsidiaries to withdraw, curtail or cancel its business with Employer or any of its subsidiaries.
		(e)  During the term of Employee's employment with the Employer and for a period of one (1) year from the termination of Employee's employment for any reason whatsoever Employee (i) will not directly or indirectly, in the
United States, own, manage, operate, control, or participate in as a partner, director, holder of more than 5% of the outstanding voting shares, principal, or officer, any business in direct competition with the business of the Employer and (ii) will not accept employment or be employed by any such firm or corporation in any position where he would perform services materially similar to those which he has provided for Employer during the term hereof.
		(f)  Employee recognizes that he posses confidential information and trade secrets about other employees of Employer and its subsidiaries relating to their education, experience, skills, abilities, salary and benefits, and interpersonal relationships with customers and suppliers of Employer and its subsidiaries.
Employee recognizes that the information he possesses about these other employees is not generally known, is of substantial value to Employer in securing and retaining customers and suppliers, and was acquired by Employee because of his business position with Employer.  Employee agrees that during his employment hereunder, and for a period of three (3) years thereafter,
Employee shall not, directly or indirectly, solicit or contact any employee or agent of Employer or any of its subsidiaries, with a view to inducing or encouraging such employee or agent to leave the employ of Employer or any of its subsidiaries, for the purpose of being hired by Employee, and employer affiliated with Employee, or any competitor of Employer or any of its subsidiaries.  Employee agrees that he will not convey any such confidential information or trade secrets about other employees to anyone affiliated with
Employee or to any competitor of Employer or any of its subsidiaries.
		(g)  Employee acknowledges that the restrictions contained in this Section
8 are reasonable and necessary to protect Employer's interest in this agreement and that any breach thereof will result in an irreparable injury to
Employer for which Employer has no adequate remedy at law.  Employee therefore agrees that , in the event that Employee breaches any of the provisions contained in this Section 8, Employer shall be authorized and entitled to seek from any court of competent jurisdiction (i)  a temporary restraining order,  (ii) preliminary and permanent injunctive relief,  (iii)  an equitable accounting of all profits or benefits arising out of such breach, and
(iv)  direct, incidental and consequential damages arising from such breach.
		(h)  Employer and Employee have attempted to specify a reasonable period of time, a reasonable area and reasonable restrictions to which this
Section 8 shall apply.  Employer and Employee agree that if a court or administrative body should subsequently determine that the terms of this
Section 8 are greater than reasonable necessary to protect Employer's interest, Employer agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect
Employer's interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.
(i) Employee further agrees that this Section 8 is an integral part of this agreement, and that should a court fail or refuse to enforce the restrictions contained herein in such a manner as to effectively enjoin competitive activity, the Employer shall recover from Employee, and the court shall award as damages to the Employer, the consideration provided to and elected by Employee under the terms of Section 8(a) above (or the monetary equivalent thereof), its cost and its reasonable attorney's fees.
	9.  Modification.  This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto, except for a confidentiality agreement between the parties dated December 26, 1978.  This Agreement cannot be modified except by a writing signed by both parties.
	10.  Assignment.  This Agreement shall be binding upon Employee, his heirs, executors and assigns and upon Employer, its successors and assigns.
	11.  Applicable Law.  This Agreement is made and entered into in the State of
South Dakota.  The validity, interpretation, performance and enforcement of this agreement shall be governed by the internal laws of said State of South Dakota, without giving effect to the conflict of laws provisions thereof.

	IN WITNESS WHEREOF	, the parties hereto have executed this Agreement
effective as of the day and year first above written.


					IBP, inc.


					By 	/s/ Robert L. Peterson
                                    ---------------------------


						/s/ Craig J. Hart           1/20/96
                                    ------------------         ---------
						    (Employee)